US Ecology, Inc. Announces Third Quarter 2011 Results

Generates $0.33 of Adjusted Earnings per Diluted Share, Up 54% Excluding Non-Cash Foreign Currency Impact; Operating Income Up 48%; Company Raises 2011 Earnings Guidance -- 43% Core Earnings Growth Projected for 2011

BOISE, ID -- (Marketwire - November 01, 2011) - US Ecology, Inc. (NASDAQ: ECOL) ("the Company") today reported financial results for the quarter ended September 30, 2011. Net income for the third quarter of 2011 was $3.7 million, or $0.20 per diluted share. This included $3.8 million, or roughly $0.13 per diluted share, of pre-tax, non-cash loss on foreign currency translation. Excluding the non-cash foreign currency loss, adjusted earnings per diluted share was $0.33. This compares to $0.22 per diluted share or $3.9 million recognized in the third quarter of 2010. A reconciliation of net income to adjusted earnings per diluted share is attached as Exhibit A to this release. Operating income for the third quarter of 2011 reached $9.6 million, up 48% from $6.4 million in the third quarter of 2010.

Adjusted EBITDA ("Earnings before interest, taxes, foreign currency gain/loss, other income/expense, depreciation, amortization, stock based compensation and accretion of closure and post closure liabilities") for the third quarter of 2011 was a record $14.1 million, 59% above the $8.8 million from the same period last year. A reconciliation of net income to adjusted EBITDA is attached as Exhibit A to this release.

Revenue for the third quarter of 2011 was $39.7 million, up 53% from $26.0 million in the same quarter last year. Stablex Canada Inc. ("Stablex"), acquired on October 31, 2010, contributed $9.4 million of revenue in the third quarter of 2011. Excluding Stablex, revenue during the third quarter of 2011 increased 16% over the same quarter last year.

Both Base Business (recurring waste streams) and Event Business (discrete cleanup projects) revenue demonstrated robust growth during the third quarter of 2011 over the same quarter last year. Base Business revenue increased 76% in the third quarter of 2011 compared to the same quarter last year. Event Business revenue increased 46% in the third quarter of 2011 over the same quarter last year. Excluding Stablex, Base Business revenue increased 32% and Event Business increased 7% year over year. The increase in both Base and Event Business reflects improved industrial and economic conditions compared with the prior year period. Total volume disposed or processed at our Idaho, Nevada, Texas and Quebec waste facilities was 287,000 tons in the third quarter of 2011, up 20% from the 240,000 tons disposed or processed in the third quarter of 2010. Excluding Stablex, total volumes disposed at our U.S. hazardous waste facilities decreased slightly. Average selling price for the third quarter 2011 increased 41% as compared to third quarter 2010 due to the addition of Stablex and a favorable service mix.

For the third quarter of 2011, gross profit reached $15.3 million, up 47% from $10.4 million in the third quarter of 2010. Total gross margin was 39% for the third quarter of 2011, down from 40% in the same quarter last year but sequentially up from 33% in the second quarter of 2011. Treatment and disposal ("T&D") gross margin for the third quarter of 2011 was 46%, down from 51% in the third quarter of 2010 but sequentially improved from 43% in the second quarter of 2011. The year over year decrease in T&D gross margin decrease reflects larger contributions from the lower margin Stablex and Texas thermal recycling operations.

Selling, general and administrative ("SG&A") expense for the third quarter of 2011 was $5.7 million, or 14% of revenue, compared to $3.9 million, or 15% of revenue, in the same quarter last year. The $1.8 million increase primarily reflects $1.0 million of SG&A expense directly associated with Stablex, increased incentive compensation and higher general administrative costs on increased business activity.

The Company's effective income tax rate for the third quarter of 2011 was 33.4%, down from 39.3% in the third quarter of 2010. This decrease reflects a reduction in our estimated state income tax rate, favorable adjustments on our 2010 income tax filing and higher earnings levels in 2011 as compared with the same period in 2010. We expect our effective tax rate for full year 2011 to be approximately 39%.

At September 30, 2011, we had $6.1 million of cash on hand. Total borrowings on our lines of credit were $48.0 million, down from the $63.0 million at December 31, 2011, with $37.4 million available for future borrowings.

"Strong waste receipts from our recurring Base Business customers, solid growth in our Event Business and Stablex earnings all contributed to significant operating income growth during the quarter," commented Vice President and Chief Financial Officer Jeff Feeler.

Year-To-Date Results

Revenue for the nine months ending September 30, 2011 was $113.4 million, up 73% from $65.4 million in the same period in 2010. Excluding Stablex, revenue for the nine months ending September 30, 2011 increased 30% over the same period last year. Disposal volumes in the nine months of 2011 were 701,000 tons, up 46% from the same period last year. Excluding Stablex, volume for the nine months ending September 30, 2011 increased 16% over the prior year period.

Gross profit was $37.8 million for the nine months of 2011, up from $24.1 million in the same period last year. Total gross margin was 33% for the nine months of 2011 as compared with 37% in the same period last year. T&D gross margin for the nine months of 2011 was 42% compared with 45% in the same period last year. As previously noted, this decline reflects lower gross margins at our Stablex processing and disposal facility and our Texas thermal recycling operations.

SG&A expenses for the nine months of 2011 were $15.9 million, or 14% of revenue, as compared to $10.8 million, or 17% of revenue, for the same period last year. The $5.0 million increase is primarily related to $3.3 million of SG&A expense directly associated with Stablex. SG&A expense was also higher in the first nine months of 2011 due to higher incentive compensation and higher general administrative costs on increased business activity.

Operating income for the nine months of 2011 surged to $22.0 million, up 66% from $13.3 million for the nine months of 2010.

Adjusted EBITDA for the nine months of 2011 reached $34.5 million, 74% above the $19.9 million in the same period last year. A reconciliation of net income to Adjusted EBITDA is attached as Exhibit A to this release.

Our effective income tax rate for the nine months of 2011 was 37.8%, down from 40.0% in the same period last year. This decrease reflects a reduction in our estimated state income tax rate, favorable adjustments on our 2010 income tax filing and higher earnings levels in 2011 as compared with the same period in 2010.

Net income was $11.7 million, or $0.64 per diluted share, for the nine months of 2011. Excluding the non-cash foreign currency loss, adjusted earnings per diluted share for the nine months of 2011 was $0.72. This is up 62% from net income of $8.1 million, or $0.44 per diluted share, in the first nine months of 2010. A reconciliation of net income to adjusted earnings per diluted share is attached as Exhibit A to this release.

Revised 2011 Outlook

Based on the strength of our third quarter results and our fourth quarter outlook, management is increasing its full year 2011 earnings estimate from $0.82-$0.90 to $0.90-$0.95 per diluted share, excluding impact from foreign currency gains or losses. This revised estimate reflects growth of 43% to 51% over 2010 earnings per share excluding the $0.06 per share foreign currency gains reported in 2010.

"Third quarter 2011 results were very strong, delivering record a level of adjusted EBITDA and near record operating income," commented President and Chief Executive Officer Jim Baumgardner. "Our Canadian operations made an increasing and positive contribution to earnings and cash flow during the quarter, while the U.S. operations showed solid growth, particularly in our base business. Based on the strength of our business and existing market conditions, we are again increasing our earnings guidance for 2011. Our solid cash flow allows us to continue with the current dividend policy, invest in improved waste handling infrastructure and repay debt."

"While we are not providing specific 2012 earnings guidance at this time, we believe that market conditions are stable-to-improving and expect that 2012 will be another year of solid growth," concluded Baumgardner.

Dividend

On October 3, 2011, the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on October 14, 2011. The $3.3 million dividend was paid on October 21, 2011.

Conference Call

US Ecology, Inc. will hold an investor conference call on Tuesday, November 1, 2011 at 10 a.m. Eastern Time (8:00 a.m. Mountain Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management's presentation. Interested parties can join the conference call by dialing 866-700-6293 or 617-213-8835 and using the passcode 20083109. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through November 8, 2011 by calling 888-286-8010 or 617-801-6888 and using the passcode 14651613. The replay will also be accessible on our website at www.usecology.com.

About US Ecology, Inc.

US Ecology, Inc., through its subsidiaries, provides radioactive, hazardous, PCB and non-hazardous industrial waste management and recycling services to commercial and government entities, such as refineries and chemical production facilities, manufacturers, electric utilities, steel mills, medical and academic institutions and waste brokers. Headquartered in Boise, Idaho, the Company is one of the oldest radioactive and hazardous waste services companies in the North America.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, beliefs and assumptions about the industry and markets in which US Ecology, Inc. and its subsidiaries operate. Because such statements include risks and uncertainties, actual results may differ materially from what is expressed herein and no assurance can be given that the Company will achieve its 2011 earnings estimates, successfully execute its growth strategy, increase market share, or declare or pay future dividends. For information on other factors that could cause actual results to differ materially from expectations, please refer to US Ecology, Inc.'s December 31, 2010 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include a loss of a major customer or contract, successful integration of Stablex Canada Inc., exposure to unknown liabilities resulting from the Stablex Canada Inc. acquisition, compliance with and changes to applicable laws, rules, or regulations, access to cost effective transportation services, access to insurance, surety bonds and other financial assurances, loss of key personnel, lawsuits, labor disputes, adverse economic conditions, government funding or competitive pressures, incidents or adverse weather conditions that could limit or suspend specific operations, implementation of new technologies, market conditions, average selling prices for recycled materials, our ability to replace business from recently completed large projects, our ability to perform under required contracts, our ability to permit and contract for timely construction of new or expanded disposal cells, our willingness or ability to pay dividends and our ability to effectively close and integrate future acquisitions.

Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose to them any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of US Ecology, Inc.

                              US ECOLOGY, INC.
                     CONSOLIDATED STATEMENTS OF INCOME
                   (in thousands, except per share data)
                                (unaudited)

                                  Three Months Ended     Nine Months Ended
                                     September 30,         September 30,
                                 --------------------  --------------------
                                    2011       2010       2011       2010
                                 ---------  ---------  ---------  ---------

Revenue                          $  39,670  $  25,984  $ 113,350  $  65,356
Direct operating costs              18,810     10,229     54,825     30,239
Transportation costs                 5,571      5,383     20,689     11,027
                                 ---------  ---------  ---------  ---------

Gross profit                        15,289     10,372     37,836     24,090

Selling, general and
 administrative expenses             5,722      3,929     15,874     10,839
                                 ---------  ---------  ---------  ---------
Operating income                     9,567      6,443     21,962     13,251

Other income (expense):
  Interest income                        6         16         21         47
  Interest expense                    (395)         -     (1,277)        (1)
  Foreign currency gain (loss)      (3,661)       (35)    (2,193)       (59)
  Other                                 73         65        245        179
                                 ---------  ---------  ---------  ---------
    Total other income (expense)    (3,977)        46     (3,204)       166

Income before income taxes           5,590      6,489     18,758     13,417
Income tax expense                   1,864      2,551      7,087      5,366
                                 ---------  ---------  ---------  ---------
Net income                       $   3,726  $   3,938  $  11,671  $   8,051
                                 ---------  ---------  ---------  ---------

Earnings per share:
  Basic                          $    0.20  $    0.22  $    0.64  $    0.44
  Diluted                        $    0.20  $    0.22  $    0.64  $    0.44

Shares used in earnings per
 share calculation:
  Basic                             18,202     18,172     18,194     18,167
  Diluted                           18,227     18,186     18,219     18,186

Dividends paid per share         $    0.18  $    0.18  $    0.54  $    0.54
                                 ---------  ---------  ---------  ---------

                              US ECOLOGY, INC.
                        CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                (unaudited)

                                               September 30,   December 31,
                                                    2011           2010
                                               -------------  -------------
Assets

Current Assets:
  Cash and cash equivalents                    $       6,059  $       6,342
  Receivables, net                                    28,708         33,553
  Prepaid expenses and other current assets            2,709          2,635
  Income tax receivable                                   29              -
  Deferred income taxes                                  872            455
                                               -------------  -------------
    Total current assets                              38,377         42,985

Property and equipment, net                          101,038        105,822
Restricted cash                                        4,115          4,115
Intangible assets, net                                38,863         41,740
Goodwill                                              20,815         21,790
Other assets                                             721            897
                                               -------------  -------------
Total assets                                   $     203,929  $     217,349
                                               -------------  -------------

Liabilities and Stockholders' Equity

Current Liabilities:
  Accounts payable                             $       5,516  $       5,033
  Deferred revenue                                     4,076          3,620
  Accrued liabilities                                  9,031          8,188
  Accrued salaries and benefits                        4,459          4,051
  Income tax payable                                     971          2,615
  Current portion of closure and post-closure
   obligations                                         2,462            778
  Current portion of capital lease obligations             3              7
                                               -------------  -------------
    Total current liabilities                         26,518         24,292

Long-term closure and post-closure obligations        14,788         15,995
Reducing revolving line of credit                     48,000         63,000
Long-term capital lease obligations                        1              3
Other long-term liabilities                              157            201
Unrecognized tax benefits                                429              -
Deferred income taxes                                 18,068         19,146
                                               -------------  -------------
  Total liabilities                                  107,961        122,637

Contingencies and commitments

Stockholders' Equity
  Common stock                                           183            183
  Additional paid-in capital                          62,188         61,892
  Retained earnings                                   35,779         33,940
  Accumulated other comprehensive income                (627)           676
  Treasury stock                                      (1,555)        (1,979)
                                               -------------  -------------
    Total stockholders' equity                        95,968         94,712
                                               -------------  -------------
Total liabilities and stockholders' equity     $     203,929  $     217,349
                                               -------------  -------------

                              US ECOLOGY, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (in thousands)
                                (unaudited)

                                                 For the Nine Months Ended
                                                       September 30,
                                               ----------------------------
                                                    2011           2010
                                               -------------  -------------
Cash Flows From Operating Activities:
  Net income                                   $      11,671  $       8,051
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization of property
     and equipment                                     9,911          5,011
    Amortization of intangible assets                  1,076              -
    Accretion of closure and post-closure
     obligations                                         970            830
    Unrealized foreign currency loss                   2,217              -
    Deferred income taxes                               (904)           117
    Stock-based compensation expense                     623            789
    Unrecognized tax benefits                            429              -
    Net loss on sale of property and equipment            99            167
    Changes in assets and liabilities:
      Receivables, net                                 4,585         (1,456)
      Income tax receivable                              (31)             -
      Other assets                                        80           (646)
      Accounts payable and accrued liabilities         2,392          1,884
      Deferred revenue                                   516            483
      Accrued salaries and benefits                      483            (78)
      Income tax payable                              (1,646)           861
      Closure and post-closure obligations              (437)          (215)
      Other                                                -             18
                                               -------------  -------------
        Net cash provided by operating
         activities                                   32,034         15,816

Cash Flows From Investing Activities:
    Purchases of property and equipment               (7,493)        (9,023)
    Proceeds from sale of property and
     equipment                                            57             61
    Purchases of short-term investments                    -         (4,998)
    Maturities of short-term investments                   -          6,375
    Restricted cash, net                                   -            686
                                               -------------  -------------
        Net cash used in investing activities         (7,436)        (6,899)

Cash Flows From Financing Activities:
    Proceeds from reducing revolving line of
     credit                                           14,400              -
    Payments on reducing revolving line of
     credit                                          (29,400)             -
    Dividends paid                                    (9,832)        (9,816)
    Other                                                 91             (9)
                                               -------------  -------------
        Net cash used in financing activities        (24,741)        (9,825)

Effect of foreign exchange rate changes on
 cash                                                   (140)             -

Decrease in cash and cash equivalents                   (283)          (908)

Cash and cash equivalents at beginning of
 period                                                6,342         31,347
                                               -------------  -------------

Cash and cash equivalents at end of period     $       6,059  $      30,439
                                               -------------  -------------

                                  EXHIBIT A

                     Non-GAAP Results and Reconciliation

US Ecology reports adjusted EBITDA and adjusted earnings per diluted share results, which are non-GAAP financial measures, as a complement to results provided in accordance with general accepted accounting principles in the United States (GAAP) and believes that such information provides analysts, shareholders, and others users information to better understand the Company's operating performance. Because adjusted EBITDA and adjusted earnings per diluted share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA and adjusted earnings per diluted share are significant components in understanding and assessing financial performance.

Adjusted EBITDA and adjusted earnings per diluted share should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, or other financial statement data presented in the consolidated financial statements.

Adjusted EBITDA
The Company defines Adjusted EBITDA as net income before interest, taxes, foreign currency gain/loss, other income/expense, depreciation, amortization, stock based compensation and accretion of closure and post closure liabilities. The following reconciliation itemizes the differences between reported net income and Adjusted EBITDA for the three months and nine months ended September 30, 2011 and 2010:

                                  Three Months Ended     Nine Months Ended
(in thousands)                       September 30,         September 30,
                                 --------------------  --------------------
                                    2011       2010       2011       2010
                                 ---------  ---------  ---------  ---------

Net Income                       $   3,726  $   3,938  $  11,671  $   8,051
Income tax expense                   1,864      2,551      7,087      5,366
Interest expense                       395          -      1,277          1
Interest income                         (6)       (16)       (21)       (47)
Foreign currency loss                3,661         35      2,193         59
Other (income)/expense                 (73)       (65)      (245)      (179)
Depreciation and amortization of
 plant and equipment                 3,604      1,912      9,911      5,011
Amortization of intangibles            358          -      1,076          -
Stock-based compensation               210        194        623        789
Accretion of closure & post-
 closure liabilities                   323        292        970        830

                                 ---------  ---------  ---------  ---------
Adjusted EBITDA                  $  14,062  $   8,841  $  34,542  $  19,881
                                 ---------  ---------  ---------  ---------

                                  EXHIBIT A

               Non-GAAP Results and Reconciliation, continued

Adjusted Earnings Per Diluted Share
The Company defines adjusted earnings per diluted share as net income plus the after tax impact of non-cash, non-operational foreign currency gains or losses ("Foreign Currency Gain/Loss") divided by the diluted shares used in the earnings per share calculation. The Foreign Currency Gain/Loss excluded from the earnings per diluted share calculation are related to intercompany loans between our Canadian subsidiary and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in CAD requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/USD currency movements from period to period. We believe excluding the currency movements for these intercompany financial instruments provides meaningful information to investors regarding the operational and financial performance of the Company.

The following reconciliation itemizes the differences between reported net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share for the three months and nine months ended September 30, 2011 and 2010:

(in thousands,
 except per share         Three Months Ended     Nine Months Ended September
 data)                      September 30,                    30,
                     --------------------------- ---------------------------
                          2011          2010          2011          2010
                     ------------- ------------- ------------- -------------

                              per           per           per           per
                             share         share         share         share
Net income /
 earnings per
 diluted share       $ 3,726 $0.20 $ 3,938 $0.22 $11,671 $0.64 $ 8,051 $0.44

Non-cash foreign
 currency loss, net
 of tax                2,368  0.13       -     -   1,415  0.08       -     -
                     ------- ----- ------- ----- ------- ----- ------- -----

Adjusted net income
 / adjusted earnings
 per diluted share   $ 6,094 $0.33 $ 3,938 $0.22 $13,086 $0.72 $ 8,051 $0.44
                     ------- ----- ------- ----- ------- ----- ------- -----

Shares used in
 earnings per
 diluted share
 calculation          18,227        18,186        18,219        18,186
                     -------       -------       -------       -------

Contact:
Alison Ziegler
Cameron Associates
(212) 554-5469
alison@cameronassoc.com
www.usecology.com